EXHIBIT 99.1

BUCYRUS INTERNATIONAL, INC.

ANNOUNCES SUMMARY UNAUDITED RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005

______________________________________________________________________

South Milwaukee, Wisconsin - July 14, 2005 - Bucyrus International, Inc. today announced its summary unaudited results for the three and six months ended June 30, 2005. The following includes the summary unaudited results for these periods. References to “Bucyrus” and the “Company” refer to Bucyrus International, Inc. and its consolidated subsidiaries.

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands, except per share amounts	2005	2004	2005	2004
Consolidated Statements of Operations:
Sales	$140,037	$116,967	$245,558	$214,095
Cost of products sold	109,043	92,180	185,538	169,651
Gross profit	30,994	24,787	60,020	44,444
Selling, general and administrative expenses	12,141	14,206	24,446	28,262
Research and development expenses	1,460	1,280	2,810	2,634
Amortization of intangible assets	450	411	903	823
Operating earnings	16,943	8,890	31,861	12,725

Interest expense	1,110	4,166	2,362	8,291
Other expense - net	92	373	115	718
Earnings before income taxes	15,741	4,351	29,384	3,716

Income tax expense	5,517	1,722	10,035	3,102

Net earnings	$10,224	$2,629	$19,349	$614

Net earnings per share:
Basic:
Net earnings per share	$.50	$.22	$.96	$.05
Weighted average shares	20,293,990	12,058,400	20,181,674	12,058,400
Diluted:
Net earnings per share	$.49	$.21	$.93	$.05
Weighted average shares	20,830,660	12,687,687	20,806,619	12,716,552

Other Financial Data:
EBITDA (1)	$20,313	$12,044	$38,551	$19,052
AIP management fee and expenses (2)	—	550	—	1,050
Non-cash stock compensation expense	45	3,293	90	7,441
Restructuring charges (severance)	19	116	73	170
(Gain) loss on sale of fixed assets	(129)	5	153	13

__________________

(1)

EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA, a measure used by management to measure liquidity and performance, is reconciled to net earnings and net cash provided by operating activities in the following table. The Company’s management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net earnings as an indicator of operating performance or to net cash provided by operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the Company’s debt instruments. The definition of EBITDA used in the Company’s debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and the Company’s ability to engage in certain activities such as incurring additional debt and making certain payments.

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands	2005	2004	2005	2004
Net earnings	$10,224	$2,629	$19,349	$614
Interest income	(149)	(49)	(358)	(114)
Interest expense	1,110	4,166	2,362	8,291
Income taxes	5,517	1,722	10,035	3,102
Depreciation	2,920	2,742	5,784	5,503
Amortization	691	834	1,379	1,656
EBITDA	20,313	12,044	38,551	19,052

Changes in assets and liabilities	(23,271)	10,651	(21,022)	6,382
Non-cash stock compensation expense	45	3,293	90	7,441
(Gain) loss on sale of fixed assets	(129)	5	153	13
Interest income	149	49	358	114
Interest expense	(1,110)	(4,166)	(2,362)	(8,291)
Income tax expense	(5,517)	(1,722)	(10,035)	(3,102)
Net cash provided by (used in) operating activities	$(9,520)	$20,154	$5,733	$21,609

(2)

Excludes fees paid to American Industrial Partners (“AIP”) or its affiliates and advisors for services performed for the Company outside the scope of the management services agreement for the three and six months ended June 30, 2004 of $63,000 and $107,000, respectively. This management services agreement was terminated in July 2004.

Dollars in thousands	June 30, 2005	December 31, 2004
Consolidated Balance Sheets
Assets
Cash and cash equivalents	$6,786	$20,617
Receivables-net	106,484	90,802
Inventories	147,485	110,815
Deferred income tax assets	9,087	9,607
Prepaid expenses and other current assets	6,862	7,205
Total current assets	276,704	239,046

Goodwill	47,306	47,306
Intangible assets-net	35,936	36,935
Deferred income tax assets	5,386	7,651
Other assets	8,364	8,191
	96,992	100,083

Property, plant and equipment	55,403	53,680
	$429,099	$392,809
Liabilities and Common Shareholders’ Investment
Accounts payable and accrued expenses	$87,195	$59,446
Liabilities to customers on uncompleted contracts and warranties	11,961	8,221
Income taxes	1,786	2,880
Current maturities of long-term debt and other short-term obligations	1,661	6,342
Total current liabilities	102,603	76,889

Dollars in thousands	June 30, 2005	December 31, 2004
Postretirement benefits	14,064	13,700
Deferred expenses, pension and other	36,505	38,242
	50,569	51,942

Long-term debt	89,381	96,910

Common shareholders’ investment	186,546	167,068
	$429,099	$392,809

The results for the three months ended June 30, 2005 include an increase in sales of $23.1 million or 19.7% as compared to the three months ended June 30, 2004. New machine sales were $54.9 million, an increase of $21.1 million or 62.7% from $33.8 million for the three months ended June 30, 2004, and aftermarket parts and service sales were $85.1 million, an increase of $1.9 million or 2.3% from $83.2 million for the three months ended June 30, 2004. The results for the six months ended June 30, 2005 include an increase in sales of $31.5 million or 14.7% as compared to the six months ended June 30, 2004. New machine sales were $82.7 million, an increase of $21.3 million or 34.5% from $61.4 million for the six months ended June 30, 2004, and aftermarket parts and service sales were $162.9 million, an increase of $10.3 million or 6.7% from $152.6 million for the six months ended June 30, 2004. The increase in machine sales for the three months ended June 30, 2005 was primarily due to the recognition of sales on two draglines that were sold in 2004. The increase in machine sales for the six months ended June 30, 2005 was primarily due to the aforementioned draglines as well as increased electric mining shovel sales. The increase in aftermarket sales in 2005 reflects the Company’s initiatives and strategies to capture additional market share as well as continued strong commodity prices. A significant portion of the increase in aftermarket sales for the six months ended June 30, 2005 was in the United States. The Company achieved operating earnings of $16.9 million for the three months ended June 30, 2005 and $31.9 million for the six months ended June 30, 2005. Operating earnings for the three and six month periods ended June 30, 2005 increased from 2004 primarily due to increased gross profit resulting from increased sales volume and higher gross margins on both machines and aftermarket sales. Operating earnings for the three month and six month periods ended June 30, 2004 was reduced by non-cash stock compensation expense of $3.3 million and $7.4 million, respectively.

Interest expense for the three and six months ended June 30, 2005 decreased $3.1 million and $5.9 million, respectively, compared to prior year periods. The decrease in interest expense was due to reduced borrowings as well as the refinancing that was effective with the completion of the Company’s initial public equity offering on July 28, 2004.

As of June 30, 2005, the Company’s total backlog was $573.3 million, $324.4 million of which was expected to be recognized within twelve months of such date. This represents a 13.4% and 12.5% increase from the March 31, 2005 total backlog of $505.4 million and twelve months backlog of $288.4 million, respectively, and a 114.2% and 114.1% increase from the June 30, 2004 total backlog of $267.7 million and twelve months backlog of $151.5 million, respectively. The increase from March 31, 2005 and June 30, 2004 was due to an increase in both new machine orders and aftermarket parts and service orders.

As of June 30, 2005, the Company had aggregate outstanding indebtedness of $91.0 million. On May 27, 2005, the Company entered into a new credit agreement which provides for a five-year $120.0 million revolving credit facility that may, at the Company’s request and with the lenders’ approval, be increased to $150.0 million. Proceeds from this revolving credit facility were used to pay in full the previously outstanding senior secured term loan. The Company had

$85.9 million of borrowings under its revolving credit facility as of June 30, 2005 and cash and cash equivalents were $6.8 million as of that date.

Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the Company’s business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated replacement value) of machines which have service lives from fifteen to forty years.

Statements contained in this press release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The factors that could adversely affect Bucyrus’ actual results and performance are discussed in Bucyrus’ Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission, which interested parties are urged to review. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements.

# # #